                                                                  EXHIBIT 12.1

                          WELLS ALUMINUM CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except ratios)

                                          THREE MONTHS
                                              ENDED                          YEARS ENDED
                                            MARCH 31,                        DECEMBER 31,
                                       ----------------- -------------------------------------------------
                                          1997     1996     1996      1995      1994      1993      1992
                                       -------- -------- --------- --------- --------- --------- ---------
EARNINGS
Earnings before income taxes and
 extraordinary item (Note 1)...........  $3,202   $2,794   $15,902   $14,843   $ 6,202   $ 3,250   $  (164)
Interest expense ......................   1,167    1,441     5,176     7,087     8,443     8,487     9,226
Portion of rent expense representative
 of an interest factor.................     123      129       499       478       449       463       437
                                       -------- -------- --------- --------- --------- --------- ---------
Adjusted earnings (Note 1) ............  $4,492   $4,364   $21,577   $22,408   $15,094   $12,200   $ 9,499
                                       ======== ======== ========= ========= ========= ========= =========
FIXED CHARGES
Interest expense ......................  $1,167   $1,441   $ 5,176   $ 7,087   $ 8,443   $ 8,487   $ 9,226
Portion of rent expense representative
 of an interest factor.................     123      129       499       478       449       463       437
                                       -------- -------- --------- --------- --------- --------- ---------
Total fixed charges ...................  $1,290   $1,570   $ 5,675   $ 7,565   $ 8,892   $ 8,950   $ 9,663
                                       ======== ======== ========= ========= ========= ========= =========
RATIO OF EARNINGS TO FIXED CHARGES
 (Note 1)..............................    3.48     2.78      3.80      2.96      1.70      1.36       N/A
                                       ======== ======== ========= ========= ========= ========= =========

Note 1: In 1994, the Company recognized an extraordinary loss of $1,092 on the refinancing of debt.